Exhibit 10.29.2
EXECUTION VERSION

$370,800,000
Trinity Rail Leasing 2020 LLC
Secured Railcar Equipment Notes, Series 2020-2

Class	Principal Amount of Offered Notes	Interest Rate
Class A-1……………………….	$110,000,000	1.83%
Class A-2……………………….	$240,300,000	2.56%
Class B……………………….	$20,500,000	3.69%
EQUIPMENT NOTE PURCHASE AGREEMENT
October 23, 2020

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010	BofA Securities, Inc. One Bryant Park, 11th Floor New York, NY 10036

Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, NY 10019	Wells Fargo Securities LLC 550 S. Tryon Street Charlotte, NC 28202

Dear Ladies and Gentlemen:
1.Introductory. Trinity Rail Leasing 2020 LLC, a Delaware limited liability company (the “Issuer”) and a direct, wholly‑owned special purpose subsidiary of Trinity Industries Leasing Company (“TILC”), proposes, subject to the terms and conditions stated herein, to issue and sell to Credit Suisse Securities (USA) LLC (“CS”), Credit Agricole Securities (USA) Inc., BofA Securities, Inc. and Wells Fargo Securities LLC (each, an “Initial Purchaser” and collectively, the “Initial Purchasers”) U.S.$110,000,000 principal amount of its Series 2020-2 Class A‑1 Secured Railcar Equipment Notes (the “Class A‑1 Notes”), U.S.$240,300,000 principal amount of its Series 2020-2 Class A‑2 Secured Railcar Equipment Notes (the “Class A‑2 Notes” and, together with the Class A-1 Notes, the “Class A Notes”), U.S.$20,500,000 principal amount of its Series 2020-2 Class B Secured Railcar Equipment Notes (the “Class B Notes” and, together with the Class A Notes, the “Offered Notes”) to be issued pursuant to the Master Indenture (the “Master Indenture”), as supplemented by the Series 2020-2 Supplement thereto (the “Series 2020-2 Supplemental Indenture” and, together with the Master Indenture, the “Indenture”), each to be dated on or about

November 19, 2020, between the Issuer and U.S. Bank National Association, as indenture trustee (the “Trustee”). The Issuer will also issue two classes of subordinated notes, designated as Series 2020-2, Class R‑1 and Class R‑2 (the “Subordinated Notes” and, together with the Offered Notes, the “Notes”), under the Indenture. The United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder are herein referred to as the “Securities Act.” Capitalized terms used but not defined herein shall have the meanings given to such terms in the Offering Circular (as defined below).
2.Representations and Warranties of the Issuer and TILC. Each of the Issuer and TILC, jointly and severally, represents and warrants to, and agrees with, the Initial Purchasers that, as of the date hereof (unless otherwise indicated below):
(a)The Issuer has prepared a preliminary offering circular dated October 16, 2020 (the “Preliminary Offering Circular”), and the Issuer will prepare a final offering circular dated the date hereof (the “Offering Circular”), in each case relating to the Offered Notes to be offered by the Initial Purchasers. The Preliminary Offering Circular and the Offering Circular, together with any General Use Issuer Free Writing Communication (as hereinafter defined) and all amendments and supplements to such documents, are hereinafter collectively referred to as the “Offering Document”.
The Offering Document at a particular time means the Offering Document in the form actually amended or supplemented and issued at that time. “Final Offering Document” means the Offering Document that discloses the offering price and other final terms of the Offered Notes and is dated as of the date of this Equipment Note Purchase Agreement (this “Agreement”) (even if finalized and issued subsequent to the date of this Agreement). “General Disclosure Package” means the Preliminary Offering Circular, together with any General Use Issuer Free Writing Communications (as hereinafter defined) at the Applicable Time (as hereinafter defined) considered together with the offering price on the cover page of the Offering Circular and the information contained in Schedule D hereto. “Applicable Time” means 12:11 P.M. (New York time) on the date of this Agreement. As of its date and as of the Closing Date, the Final Offering Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, neither (i) the Preliminary Offering Circular, (ii) the General Disclosure Package, nor (iii) any individual Limited Use Issuer Free Writing Communication (as hereinafter defined), when considered together with the General Disclosure Package, contained, nor as of the Closing Date will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Offering Document, the General Disclosure Package or any Limited Use Issuer Free Writing Communication (as hereinafter defined) based upon written information furnished to the Issuer or TILC by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information is that described as such in Sections 8(b) hereof.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Notes and is made by means other than the Preliminary Offering Circular or the Offering Circular. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of, or authorized for distribution to investors by, the Issuer or TILC or used or referred to by the Issuer or TILC, in the form retained in the records of the Issuer or TILC. “General Use Issuer Free Writing Communication” means any Issuer Free Writing Communication that is intended for general distribution to prospective investors and is set forth on Schedule B hereto. “Limited Use Issuer Free Writing Communication” means any Issuer Free Writing Communication that is not a General Use Issuer Free Writing Communication and is set forth on Schedule C hereto.
(b)The Issuer has been duly formed and is a validly existing limited liability company in good standing under the laws of the state of Delaware, with power and authority (as a limited liability company and otherwise) to own its properties and conduct its business as described in the General Disclosure Package or Additional Issuer Information (as hereinafter defined); and the Issuer is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.
(c)TILC has been duly incorporated and is a validly existing corporation in good standing under the laws of the state of Delaware, with power and authority (as a corporation and otherwise) to own its properties and conduct its business as described in the General Disclosure Package; and TILC is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.
(d) As of the Closing Date, the Indenture and each other Transaction Document (as defined in Section 5(d)) will have been duly authorized, executed and delivered by the Issuer or TILC, as the case may be; the Notes have been duly authorized by the Issuer, and when the Notes are duly authenticated by the Trustee in accordance with the Indenture and delivered and, in the case of the Offered Notes, paid for pursuant to this Agreement, the Notes will have been duly executed, authenticated, issued and delivered by the Issuer and each of the Indenture, each other Transaction Document and the Notes will conform to the description thereof contained in the Final Offering Document and each of the Indenture and the other Transaction Documents (assuming the valid execution and delivery thereof by the other parties thereto) and the Notes will constitute valid and legally binding obligations of the Issuer or TILC, as the case may be, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(e)Except as contemplated by the Transaction Documents, no consent, approval, authorization, order of, filing with, or any other action by any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement or any Transaction Document in connection with the issuance of the Notes and sale of the Offered Notes.

(f)The execution, delivery and performance of the Indenture, this Agreement and each other Transaction Document and the issuance of the Notes and sale of the Offered Notes and compliance with the terms and provisions thereof by the Issuer or TILC, as the case may be, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or conflict with, (i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Issuer or TILC or any of their respective properties, or (ii) any agreement or instrument to which the Issuer or TILC is a party or by which the Issuer or TILC is bound or to which any of the properties of the Issuer or TILC are subject, or (iii) the limited liability company agreement or certificate of formation of the Issuer or the certificate of incorporation or by‑laws of TILC. The Issuer has full power and authority to sell the Offered Notes as contemplated by this Agreement.
(g)This Agreement has been duly authorized, executed and delivered by each of the Issuer and TILC.
(h)Except as disclosed in the General Disclosure Package, the Issuer has good and marketable title to all real properties and all other properties and assets owned by it, free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by it; and except as disclosed in the General Disclosure Package, the Issuer holds any leased real or personal property held by it under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by it.
(i)Each of the Issuer and TILC possesses all material certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Issuer or TILC, as applicable, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Issuer or TILC, as applicable, taken as a whole (“Material Adverse Effect”).
(j)Except as disclosed in the General Disclosure Package, neither the Issuer nor TILC is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), nor owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off‑site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and neither the Issuer or TILC is aware of any pending investigation which might lead to such a claim.
(k)Except as disclosed in the General Disclosure Package, there are no pending actions, suits, proceedings or investigations against or affecting the Issuer or TILC or their respective properties that, if determined adversely to the Issuer or

TILC, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Issuer or TILC to perform its obligations under the Indenture, this Agreement, or any other Transaction Document to which it is a party, or would seek to materially and adversely affect the federal income tax attributes of the Offered Notes, or which are otherwise material in the context of the sale of the Offered Notes; and no such actions, suits, proceedings or investigations are threatened or, to the Issuer’s or TILC’s knowledge, contemplated.
(l)Since December 31, 2019, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in each case, other than as disclosed in the Offering Document, in the condition (financial or other), business, properties or results of operations of TILC and TILC’s subsidiaries taken as a whole.
(m)The Issuer is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and, after giving effect to the offering and sale of the Notes and the application of proceeds thereof as described in the Offering Document, will not be, and will not be controlled by, an “investment company” registered or required to be registered under the Investment Company Act. The Issuer will not be an “investment company” within the meaning of Section 3(a)(1) of the Investment Company Act, although there may be additional exemptions or exclusions available to the Issuer. The Issuer is not relying on the exemptions set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The Issuer does not constitute a “covered fund” for purposes of the banking regulations adopted under Section 13 of the Bank Holding Company Act of 1956, as amended, commonly known as the “Volcker Rule”.
(n)No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Notes are listed on any national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Exchange Act”) or quoted in a U.S. automated inter‑dealer quotation system. The securities are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”). The General Disclosure Package contains, and the Offering Document will contain, all the information specified in and meeting the requirements of Rule 144A.
(o)No member of the “expanded group” (including any “controlled partnership” with respect thereto), if any, of which the Issuer is a member (or, in the event the Issuer is a disregarded entity for U.S. federal income tax purposes, of which the Issuer’s owner is a member or controlled partnership with respect thereto) has purchased, or is purchasing, any of the Offered Notes. For these purposes, “controlled partnership” and “expanded group” are defined in Treasury Regulation sections 1.385‑1(c)(1) and 1.385‑1(c)(4), respectively.
(p)Assuming the representations of the Initial Purchasers set forth in Section 4(a) and (b) are true and accurate, the offer, sale and delivery of the Offered Notes to the Initial Purchasers and to subsequent purchasers in the manner contemplated by this Agreement and the Offering Document will be exempt from the registration requirements of the Securities Act, and it is not necessary to qualify an indenture in respect of the Offered Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
(q)Neither the Issuer or TILC, or any of their respective affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no such representation is made) (i) has, within the six‑month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act (“Regulation S”)) the Offered Notes or any security of the same class or series as the Offered Notes or (ii) has offered or will offer or sell the Offered Notes (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Issuer, TILC, and their respective affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom no such representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Issuer or TILC has entered and none will enter into any contractual arrangement with respect to the distribution of the Offered Notes except for this Agreement.
(r)The proceeds to the Issuer from the offering of the Notes and the related transactions will not be used to purchase or carry any security (except as contemplated in Permitted Investments in respect of the Indenture Accounts).
(s)There is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S in the Issuer’s debt securities.
(t)Except as contemplated in the applicable Engagement Letter (as defined below) and as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Issuer or TILC and any person that would give rise to a valid claim against the Issuer or TILC, or any Initial Purchaser for a brokerage commission, finder’s fee or other like payment.
(u)On the Closing Date, the Issuer will own all of its right, title and interest in and to the Railcars, together with the related Leases thereon and certain other related assets specified therein, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Indenture or any other Transaction Document, as applicable.
(v)As of the Closing Date, each of the representations and warranties of the Issuer or TILC set forth in each of the Transaction Documents to which they are parties will be true and correct in all material respects.
(w)Any taxes, fees and other governmental charges that would be incurred by reason of the execution and delivery of the Transaction Documents or the execution, delivery and sale of the Notes and that would be due and payable as of the Closing Date have been or will be paid prior to the Closing Date.

(x)Each of the Issuer, TILC, and their respective subsidiaries and, to their knowledge, their respective affiliates, is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (the “USA Patriot Act of 2001”), as may be applicable to each of them. No part of the proceeds of the Notes will be used by the Issuer, any subsidiary of the Issuer or any affiliate of the Issuer, directly or, to the knowledge of the Issuer, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or, as applicable (ii) the U.K. Bribery Act of 2010, as amended, or (iii) any other anti‑bribery or anti‑corruption laws, regulations or ordinances in any jurisdiction in which the Issuer or TILC is located or doing business (collectively, the “Anti‑Corruption Laws”).
(y)The operations of the Issuer, TILC and their respective subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”). The Issuer, TILC and their respective subsidiaries (i) have instituted, maintained and are complying with policies, procedures and controls reasonably designed to comply with all Anti‑Corruption Laws and Money Laundering Laws and are currently complying with, and will at all times comply with, all Anti‑Corruption Laws and Money Laundering Laws, and (ii) are not knowingly and have not been under administrative, civil or criminal investigation with respect to any Anti‑Corruption Laws or Money Laundering Laws or received written notice from or made a voluntary disclosure to any governmental entity regarding a possible violation by it of any Anti‑Corruption Laws or Money Laundering Laws. The Issuer, TILC and their respective subsidiaries will not fund any repayment of the Notes in violation of any Anti‑Corruption Laws or Money Laundering Laws. No part of the proceeds of any Notes will be used by the Issuer, TILC or any of their respective subsidiaries or affiliates directly or to their knowledge, indirectly, in violation of any Anti‑Corruption Laws or Money Laundering Laws.
(z)Neither the Issuer or TILC, any of their respective subsidiaries or, to the knowledge of the Issuer or TILC, any director, officer, agent, employee or affiliate of the Issuer or TILC or, to the knowledge of the Issuer or TILC, any of their respective subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), as amended by Executive Order 13886 of September 9, 2019 Modernizing Sanctions to Combat Terrorism (84 Fed. Reg. 48041 (2019)) (the “Executive Order”), or (ii) engages in any dealings or transactions with blocked persons prohibited by Section 2 of such Executive Order.

(aa)None of the Issuer or TILC, or any of their respective subsidiaries (x) is a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) available at: https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists, or as otherwise published from time to time; (y) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified by OFAC and available at: https://home.treasury.gov/policy-issues/financial-sanctions/sanctions-programs-and-country-information, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (z) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or Person. None of the proceeds from the Notes will be used by the Issuer, TILC, or any of their respective subsidiaries or affiliates to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or Person in violation of Sanctions.
(ab)None of the Issuer, TILC, or any of their respective subsidiaries or, to their knowledge, any of their respective affiliates (i) is a Sanctioned Person (as hereinafter defined), (ii) is controlled by, or is acting on behalf of, a Sanctioned Person, (iii) is knowingly under investigation for an alleged breach of Sanction(s) by the government authority that enforces Sanctions (as hereinafter defined), (iv) will use the proceeds of any Offered Note for the purpose of providing financing to, or otherwise making funds directly or indirectly available to, any Sanctioned Person, or providing financing to or otherwise funding any transaction which would be prohibited by any applicable Sanction or, to the knowledge of the Issuer or TILC, would otherwise cause the Indenture Trustee, any Noteholder or any party to this Agreement or any entity affiliated with any such party, to be in violation of any applicable Sanction, (v) will fund any repayment of the Notes with proceeds derived from any transaction that would be prohibited by applicable Sanctions or, to the knowledge of the Issuer or TILC, would otherwise cause the Indenture Trustee, any Noteholder or any party to this Agreement, to their knowledge, to be in violation of any applicable Sanction, and (vi) will fail to notify the Indenture Trustee and the Initial Purchasers in writing not more than five (5) Business Days after becoming aware of any breach of this clause (bb).
For purposes of this Agreement, a “Sanction” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.
“Sanctions Authority” means (a) the United States Government, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) the Swiss Secretariat of Economic Affairs, (f) the governments, official institutions or agencies and other relevant sanctions authorities of any of the foregoing in clauses (a) through (e), including OFAC, the US Department of State, and Her Majesty’s Treasury or (g) any other governmental authority with jurisdiction over the Issuer, TILC, any of their affiliates or, to the knowledge of the Issuer, TILC, the Indenture Trustee or the Initial Purchasers.

“Sanctioned Person” means (a) any Person that is listed on, or owned or controlled by a Person listed on (or a Person acting on behalf of such a Person) (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists or as otherwise published from time to time, the “Sectoral Sanctions Identifications” list maintained by OFAC available at https://home.treasury.gov/policy-issues/financial-sanctions/consolidated-sanctions-list/sectoral-sanctions-identifications-ssi-list or as otherwise published from time to time, or the “Foreign Sanctions Evaders” list maintained by OFAC available at https://home.treasury.gov/policy-issues/financial-sanctions/consolidated-sanctions-list/foreign-sanctions-evaders-fse-list or as otherwise published from time to time, (ii) the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury or (iii) any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority having jurisdiction over the Issuer or TILC, each as amended, supplemented or substituted from time to time; or (b) (i) an agency of the government of a Sanctioned Jurisdiction, (ii) an organization directly or indirectly controlled by a Sanctioned Jurisdiction or (iii) a Person resident in (or organized under the laws of) a Sanctioned Jurisdiction (to the extent subject to a Sanctions program administered by OFAC, the European Union or the United Nations), or (iv) a Person who is owned or controlled by, or acting on behalf of such a Person.
“Sanctioned Jurisdiction” means any country or territory to the extent that the government of such country or territory is the subject of Sanctions consisting of a general embargo imposed by any Sanctions Authority.
(ac)The operations of the Issuer and TILC and their respective subsidiaries are and have been conducted at all times in material compliance with the USA Patriot Act of 2001, as amended, and the rules and regulations thereunder.
(ad)In connection with any rating for the Offered Notes, the Issuer has provided to each rating agency rating the Offered Notes a written representation that satisfies the requirement of paragraph (a)(3)(iii) of Rule 17g‑5 under the Exchange Act (“Rule 17g‑5”). The Issuer has complied, and as of the Closing Date, the Issuer will comply, in all material respects with the representations, certifications and covenants made by the Issuer to S&P and KBRA (the “Hired NRSROs”) in connection with the engagement of the Hired NRSROs to issue and monitor a credit rating on the Offered Notes, including any representation provided to the Hired NRSROs by the Issuer in connection with Rule 17g‑5, and has made accessible, via a password‑protected internet website established and maintained by TILC, to any non‑hired nationally recognized statistical rating organization, as contemplated by Rule 17g‑5, all information provided to the Hired NRSROs in connection with the issuance and monitoring of the credit ratings on the Offered Notes in accordance with Rule 17g‑5. The Issuer shall be solely responsible for compliance with Rule 17g‑5 in connection with the issuance, monitoring and maintenance of the credit rating on the Offered Notes. The Initial Purchasers are not responsible for compliance with any aspect of Rule 17g‑5 in connection with the Offered Notes.

(ae)TILC engaged independent accountants for the purpose of delivering the Independent Accountants’ Report on Applying Agreed-Upon Procedures, dated on or about November 19, 2020 (such independent accountants, the “Accountants”, and such report, the “Report”), and the only report generated as a result of such engagement is the Report. Neither the Issuer nor TILC has engaged any third-party due diligence services providers to provide any services that would be “due diligence services” (as defined in Rule 17g-10(d)(1) under the Exchange Act) were the Offered Notes subject to such Rule.
(af)[Reserved].
(ag)The requirements imposed on the “sponsor of a securitization transaction” in accordance with the final rules contained in Regulation RR, 17 C.F.R. §246.1, et seq. (the “Credit Risk Retention Rules”) implementing the credit risk retention requirements of Section 15G of the Exchange Act, do not apply to TILC, as sponsor (the “Sponsor”) or the transaction the subject of the Notes.
3.Purchase, Sale and Delivery of Offered Notes. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Issuer agrees to sell to the Initial Purchasers, severally and not jointly, and each Initial Purchaser agrees severally and not jointly to purchase from the Issuer, at a purchase price of 99.23034% of the principal amount of the Class A-1 Notes, 99.21220% of the principal amount of the Class A-2 Notes and 99.18176% of the principal amount of the Class B Notes, the principal amount of Offered Notes set forth opposite the name of such Initial Purchaser in Schedule A hereto.
(b)The Issuer will deliver against payment of the purchase price the Offered Notes to be offered and sold by the Initial Purchasers in reliance on Regulation S (the “Regulation S Notes”), each in the form of one or more permanent global notes in registered form without interest coupons (the “Regulation S Global Notes”) which will be deposited with the Trustee as custodian for Cede & Co., as nominee of The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Issuer will deliver against payment of the purchase price the Offered Notes to be purchased by the Initial Purchasers hereunder and to be offered and sold by the Initial Purchasers in reliance on Rule 144A under the Securities Act (the “144A Notes”), each in the form of one permanent global note in definitive form without interest coupons (the “Restricted Global Note”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Notes and the Restricted Global Note shall be assigned separate CUSIP numbers. The Global Notes shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Document. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Notes, interests in the Regulation S Global Notes may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent Global Notes will be held only in book‑entry form through Euroclear, Clearstream,

Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Document.
Payment for the Regulation S Notes and the 144A Notes shall be made by each Initial Purchaser in Federal (same day) funds by or wire transfer to an account at a bank acceptable to it, on November 19, 2020, or at such other time not later than seven full business days thereafter as the Initial Purchasers and the Issuer determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Notes representing all of the Regulation S Notes for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Note representing all of the 144A Notes. The Regulation S Global Notes and the Restricted Global Note will be made available for checking at the office of Vedder Price P.C., 1633 Broadway, New York, New York 10019, at least 24 hours prior to the Closing Date.
(c)The Issuer agrees to pay each Initial Purchaser for its own account all fees and expenses as provided in the applicable engagement letter, fee letter or other written correspondence, dated or communicated on or about the date hereof, among the Issuer, TILC and the applicable Initial Purchaser (each, an “Engagement Letter”).
4.     Representations by Initial Purchasers; Resale by Initial Purchasers. (a) Each Initial Purchaser severally represents and warrants to the Issuer that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(b)Each Initial Purchaser severally acknowledges that the Offered Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Initial Purchaser severally represents and agrees that it has offered and sold the Offered Notes, and will offer and sell the Offered Notes (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, none of the Initial Purchasers nor its affiliates, nor any persons acting on its behalf or their behalf, has engaged or will engage in any directed selling efforts with respect to the Offered Notes, and such Initial Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Notes, other than a sale pursuant to Rule 144A, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Notes from it during the restricted period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or

Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”
Terms used in this subsection (b) have the meanings given to them by Regulation S.
(c)Each Initial Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement (other than any agreement among the Initial Purchasers) with respect to the distribution of the Offered Notes except with the prior written consent of the Issuer.
(d)Each Initial Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Initial Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Notes, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Notes has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
(e)Each Initial Purchaser severally agrees that it and each of its affiliates will not communicate or cause to be communicated the Offering Document in Canada or to any resident of Canada and understands that any Canadian residents may not, directly or indirectly, purchase the Offered Notes or any beneficial interest therein from such Initial Purchaser.
(f)Each Initial Purchaser severally represents and agrees that (i) with respect to any oral communications regarding Rating Information with the Hired NRSROs which are initiated by the Hired NRSROs or arranged by such Initial Purchaser in connection with the issuance or monitoring of a credit rating on the Offered Notes, such Initial Purchaser (A) has referred and will refer such oral communication to the Issuer to respond to the Hired NRSROs or (B) has invited and will invite the Issuer to participate in such oral communication and (ii) any communication (other than oral communications) regarding Rating Information or delivery of Rating Information to the Hired NRSROs has been and will immediately be disclosed to the Issuer for the purpose of allowing the Issuer to make accessible to any non‑hired nationally recognized statistical rating organization all Rating Information provided to the Hired NRSROs in connection with the issuance and monitoring of the credit rating on the Offered Notes in accordance with Rule 17g‑5. “Rating Information” means any information provided to the Hired NRSROs for the purpose of (A) determining the initial credit rating for the Offered Notes, including information about the characteristics of the Railcars, related property and the legal structure of the Offered Notes, and (B) undertaking credit rating surveillance on the Offered Notes, including information about the characteristics and performance of the Railcars and related property.

(g)Each Initial Purchaser severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of any Offered Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Notes in, from or otherwise involving the United Kingdom.
(h)Each Initial Purchaser severally represents and agrees that that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Notes to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision, (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”), (B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended) and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Notes.
5.    Certain Agreements of the Issuer and TILC. The Issuer and TILC jointly and severally agree with the Initial Purchasers that:
(a)The Issuer will advise the Initial Purchasers promptly of any proposal to amend or supplement the Offering Document and will not effect any such amendment or supplementation without the consent of the Initial Purchasers. If, at any time following delivery of any document included in the Offering Document or any Limited Use Issuer Free Writing Communication and prior to the completion of the resale of the Offered Notes by the Initial Purchasers, there occurs an event or development as a result of which such document included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time not misleading, or if it is necessary at any such time to amend or supplement the Offering Document or any Limited Use Issuer Free Writing Communication to comply with any applicable law, the Issuer will promptly notify the Initial Purchasers of such event and will promptly prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither the Initial Purchasers’ consent to, nor the delivery by the Initial Purchasers to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7. The first sentence of this subsection does not apply to statements in or omissions from any document in the General Disclosure Package or any Limited Use Issuer Free Writing Communication in reliance upon and in conformity with written information furnished to the Issuer or TILC by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information is that described as such in Sections 8(a) and 8(b) hereof.
(b)The Issuer will furnish to each Initial Purchaser copies of each document comprising a part of the Offering Document and each Limited Use Issuer Free Writing Communication, in each case as soon as available and in such quantities as such Initial Purchaser requests, and the Issuer will furnish to each Initial Purchaser on the date hereof three (3) copies of each document comprising a part of the Offering Document and each Limited Use Issuer Free Writing Communication signed by a duly authorized officer of the Issuer, one of which will include the independent accountants’ reports in the Offering Document manually signed by such independent accountants. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will promptly furnish or cause to be furnished to the Initial Purchasers and, upon request of holders and prospective purchasers of the Offered Notes, to such holders and purchasers, copies of the information (the “Additional Issuer Information”) required to be delivered to holders and prospective purchasers of the Offered Notes in accordance with Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Notes. TILC will pay the expenses of printing and distributing to the Initial Purchasers all such documents. Any Additional Issuer Information delivered to any holders and prospective purchasers of the Offered Notes will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(c)The Issuer will arrange for the qualification of the Offered Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States as the Initial Purchasers designate and will continue such qualifications in effect so long as required for the resale of the Offered Notes by the Initial Purchasers, provided that the Issuer will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction.
(d)So long as the Offered Notes are outstanding, if not filed electronically with the Securities and Exchange Commission (the “Commission”) or posted on the website of TILC, the Issuer will furnish to the Initial Purchasers (i) as soon as available, copies of each report furnished to the Issuer or any of its affiliates, in the case of the Issuer, pursuant to any Operative Agreement (collectively, the “Transaction Documents”), by first class mail as soon as practicable after such reports are furnished to the Issuer or any of its affiliates or shareholders, as the case may be, (ii) copies of each amendment to any of the Transaction Documents, (iii) copies of all reports and other communications (financial or other) furnished to the Trustee under the Indenture or to holders of the Offered Notes, and copies of any reports and financial statements, if any, furnished to or filed with the Commission, any governmental or regulatory authority or any national securities exchange, and (iv) from time to time such other information as the Initial Purchasers may reasonably request relating to the Issuer or TILC, or any of their respective affiliates, the Offered Notes and the Transaction Documents. TILC and the Issuer shall make their officers, employees, independent accountants and legal counsel reasonably available upon request by the Initial Purchasers.

(e)During the period of three (3) years after the Closing Date, the Issuer will, upon request, furnish to the Initial Purchasers and any holder of Offered Notes a copy of the restrictions on transfer applicable to the Offered Notes.
(f)During the period of two (2) years after the Closing Date none of the Issuer and TILC will, or will permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Notes that have been reacquired by any of them.
(g)The Issuer or TILC will pay all expenses incidental to the performance of their respective obligations under this Agreement, including but not limited to: (i) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Notes, the preparation and printing of this Agreement, the Offered Notes, the documents comprising any part of the Offering Document, each Limited Use Issuer Free Writing Communication and any other document relating to the issuance, offer, sale and delivery of the Offered Notes; (ii) the cost of any advertising approved by the Issuer or TILC in connection with the issue of the Offered Notes; (iii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Notes for sale under the laws of such jurisdictions in the United States as the Initial Purchasers designate and the printing of memoranda relating thereto; (iv) any fees charged by the Hired NRSROs for the rating of the Offered Notes and charged by the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture; and (v) expenses incurred in distributing the documents comprising any part of the Offering Document (including any amendments and supplements thereto) and any Limited Use Issuer Free Writing Communications to the Initial Purchasers or to prospective purchasers of the Offered Notes. The Issuer and TILC jointly and severally will also pay or reimburse the Initial Purchasers (to the extent incurred by them) for all travel expenses of the Initial Purchasers’, the Issuer’s, TILC’s officers and employees and any other expenses of the Initial Purchasers, the Issuer or TILC in connection with attending or hosting meetings with prospective purchasers of the Offered Notes from the Initial Purchasers. In addition to the foregoing, but without duplication, the Issuer or TILC will pay to each Initial Purchaser on the Closing Date the amounts in respect of its costs and expenses as set forth in the applicable Engagement Letter as reimbursement of such Initial Purchaser’s other expenses, including fees and disbursements of legal counsel retained by the Initial Purchasers consistent with prior approvals of TILC.
(h)In connection with the offering and the sale of the Offered Notes, until the Initial Purchasers shall have notified the Issuer, TILC and the other Initial Purchasers of the completion of the resale of the Offered Notes, neither the Issuer nor TILC or any of their respective affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Notes or attempt to induce any person to purchase any Offered Notes; and neither the Issuer nor TILC or any of their respective affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Notes.
(i)For a period of 90 days, with respect to the Issuer, and 45 days, with respect to TILC, after the date of the Offering Circular, neither the Issuer nor TILC will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any United States dollar‑denominated asset‑backed debt securities issued, sponsored or guaranteed by the Issuer, TILC or any of their respective affiliates and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Initial Purchasers. Neither the Issuer nor TILC will at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Notes.
(j)The Issuer, TILC or any of their respective affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to which no agreement is being made pursuant to this clause (j)), shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that would be integrated with the offer or sale of the Offered Notes in a manner that would require the registration under the Securities Act of the sale of the Offered Notes or that would be integrated with the offer or sale of the Offered Notes for purposes of the rules and regulations of any trading market.
(k)The Issuer and TILC (the “Indemnitors”) jointly and severally will indemnify and hold harmless the Initial Purchasers against any documentary, stamp or similar issuance tax, including any interest and penalties, on the creation and issuance of the Notes, and on the sale of the Offered Notes and on the execution and delivery of this Agreement. All payments to be made by the Issuer or TILC under this Agreement shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Issuer or TILC is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Issuer or TILC, as applicable, shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made; provided that the Indemnitors will not be required to indemnify or gross‑up for such taxes and withholdings to the extent imposed as a result of a failure of such Initial Purchaser to provide any duly executed and completed form or document described in the last sentence of this paragraph upon the execution of this Agreement or to be delivered thereafter upon the reasonable request of its Indemnitors which evidences such Initial Purchaser’s entitlement to a complete exemption for such taxes and withholdings. Furthermore, the Indemnitors hereby request that each Initial Purchaser hereby provides to them IRS Form W‑9 or IRS Form W‑8BEN, W‑8BEN‑E, W‑8IMY or W‑8ECI, whichever is applicable, to the extent not already provided.
(l)To the extent, if any, that the rating provided with respect to the Offered Notes by the Hired NRSROs is conditional upon the furnishing of documents or the taking of any other action on or prior to the Closing Date by the Issuer or TILC, the Issuer or TILC, as the case may be, shall use its reasonable best efforts to promptly furnish such documents and take any other such action on or prior to the Closing Date.

(m)The cash proceeds of the Offered Notes, together with the proceeds of the issuance of the Subordinated Notes and any necessary capital contribution made by TILC to the Issuer, will be used by the Issuer as follows: (i) to add funds to the Collections Account in connection with the issuance of the Notes, if necessary to assure sufficient funds are available for payments on the first Payment Date; (ii) to pay certain costs of issuance; and (iii) to fund cash payments to TILC, Trinity Rail Leasing Warehouse Trust (“TRLWT”) and TRIHC 2018 LLC (formerly known as Element Rail Leasing I LLC) (“TRIHC”) as the purchase price for the Issuer’s acquisition of the Railcars from TILC, TRLWT and TRIHC, at a price equal to the Railcars’ Initial Appraised Value.
(n)The Issuer will comply with the representation made by the Issuer to each Hired NRSRO pursuant to paragraph (a)(3)(iii) of Rule 17g‑5.
6.    Free Writing Communications. (a) Each of the Issuer and TILC, jointly and severally, represents and agrees that, without the prior consent of the Initial Purchasers, and each Initial Purchaser severally represents and agrees that, without the prior consent of TILC and the Initial Purchasers, it has not made and will not make any offer relating to the Offered Notes that would constitute an Issuer Free Writing Communication. Any such Issuer Free Writing Communication consented to by TILC and the Initial Purchasers is hereinafter referred to as a “Permitted Free Writing Communication.” The parties hereto agree that the Issuer Free Writing Communications listed on Schedules B and C hereto are each Permitted Free Writing Communications.
(b)To the extent it would be an Issuer Free Writing Communication, each of the Issuer and TILC consents to the use by the Initial Purchaser of a Free Writing Communication that (a) contains only information describing the preliminary or final terms of the Offered Notes or the offering thereof, and (b) does not contain any material information about the Issuer or TILC or the securities of any of them that was provided by any of the Issuer and TILC or on behalf of any of them. Any such Free Writing Communication is a Permitted Free Writing Communication for purposes of this Agreement.
7.    Conditions of the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase and pay for the Offered Notes will be subject to the accuracy of the representations and warranties herein on the part of the Issuer and TILC, to the accuracy of the statements of officers of the Issuer and TILC made pursuant to the provisions hereof, to the performance by each of the Issuer and TILC of its obligations hereunder and to the following additional conditions precedent on or prior to the Closing Date:
(a)On the Closing Date, the Initial Purchasers shall have received from a third party that is a nationally recognized accounting firm reasonably satisfactory to the Initial Purchasers a letter or letters, in the form heretofore agreed to regarding the Preliminary Offering Circular and Offering Circular, each dated as of the review date or the date of the Preliminary Offering Circular or Offering Circular, as applicable.
(b)Subsequent to the execution and delivery of this Agreement, there shall not have occurred: (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Issuer or TILC and its subsidiaries taken as one enterprise which, in the judgment of the Initial Purchasers or any of their affiliates, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Notes; (ii) any downgrading in the rating of any debt securities of TILC by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of TILC (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement by such organization that the Issuer or TILC has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions (including, but not limited to, as the result of the outbreak or increase in severity of any pandemic) or currency exchange rates or exchange controls as would, in the judgment of the Initial Purchasers or any of their affiliates, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading, or maximum ranges for prices for securities have been required, on such exchange; (v) any suspension of trading of any securities of the Issuer or TILC or any of its affiliates on any exchange or in the over‑the‑counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Initial Purchasers or any of their affiliates, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Notes.
(c)The Initial Purchasers shall have received opinions, dated the Closing Date, of (i) Vedder Price P.C., counsel for the Issuer, (ii) the Secretary of TILC, and (iii) such other law firms acceptable to the Initial Purchasers and their counsel, to the effect that:
(i)The Issuer has been duly formed and is a validly existing limited liability company in good standing under the laws of the state of Delaware, with power and authority (as a limited liability company and otherwise) to own its properties and conduct its business as described in the General Disclosure Package or Additional Issuer Information;
(ii)TILC has been duly incorporated and is a validly existing corporation in good standing under the laws of the state of Delaware, with power and authority (as a corporation and otherwise) to own its properties and conduct its business as described in the General Disclosure Package; TILC is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, if failure to be so qualified would materially and adversely affect its ability to perform its obligations under the Transaction Documents to which it is a party;
(iii)The Indenture and the other Transaction Documents have been duly authorized, executed and delivered by the Issuer or TILC, as applicable; the Notes have been duly authorized, executed, authenticated, issued and delivered and conform to the description thereof contained in the Final Offering Document; and each Transaction Document with respect to which it is a party, constitutes a valid and legally binding obligation of the Issuer or TILC, as applicable, enforceable against the Issuer or TILC, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
(iv)The Indenture creates a valid lien upon all of the Collateral (as defined in the Indenture) as granted under the Indenture and subject to the lien thereof, subject only to the exceptions referred to in the Indenture, and will create a similar lien upon all properties and assets that become part of the Collateral after the date of such opinion and required to be subjected to the lien of the Indenture, subject only to the exceptions referred to in the Indenture; the Trustee for the benefit of the holders of the Notes from time to time will have, upon the filing of certain financing statements, a perfected security interest in the Collateral;
(v)The Issuer is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” within the meaning of Section 3(a)(1) of the Investment Company Act and will not constitute a “covered fund” for purposes of the banking regulations adopted under Section 13 of the Bank Holding Company Act of 1956, as amended, commonly known as the “Volcker Rule”;
(vi)No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance of the Notes or sale of the Offered Notes, except for security interest filings contemplated by the Transaction Documents and except such as may be required under state securities laws;
(vii)There are no pending actions, suits or proceedings against or affecting the Issuer, TILC or any of their respective subsidiaries, or any of their respective properties that, if determined adversely to the Issuer, TILC or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Issuer or TILC to perform their respective obligations under the Indenture, this Agreement, or any other Transaction Document or which are otherwise material in the context of the sale of the Notes; and no such actions, suits or proceedings are threatened or, to such counsel’s knowledge, contemplated;

(viii)The execution, delivery and performance of the Indenture, the other Transaction Documents to which the Issuer or TILC is a party, and this Agreement and the issuance of the Notes and sale of the Offered Notes and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Issuer, TILC, or any of their properties, or any agreement or instrument to which the Issuer or TILC is a party or by which the Issuer or TILC is bound or to which any of the properties of the Issuer or TILC is subject, or the organizational or formation documents of the Issuer or TILC, and the Issuer has full power and authority to authorize, issue and sell the Offered Notes as contemplated by this Agreement;
(ix)Such counsel have no reason to believe that (i) the Preliminary Offering Circular or (ii) the Final Offering Document, or any amendment or supplement thereto, as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein not misleading; and such counsel have no reason to believe that the information specified in a schedule, if any, to such counsel’s letter, which information, when taken together with the Preliminary Offering Circular, will comprise the General Disclosure Package, as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein not misleading;
(x)This Agreement has been duly authorized, executed and delivered by each of the Issuer and TILC;
(xi)It is not necessary in connection with (i) the offer, sale and delivery of the Offered Notes by the Issuer to the Initial Purchasers pursuant to this Agreement, or (ii) the resales of the Offered Notes by the Initial Purchasers in the manner contemplated by this Agreement, to register the Offered Notes under the Securities Act or to qualify an indenture in respect thereof under the Trust Indenture Act;
(xii)The statements in the Preliminary Offering Circular and the Offering Circular under the captions “The Issuer”, “The Railcars”, “The Lessees”, “The Leases”, “TILC”, “The Servicer”, “Description of the Servicing Agreement”, “Description of the Administrative Services Agreement”, “Description of the Purchase and Contribution Agreement”, “Description of the Insurance Agreement”, “Description of Hedge Agreements”, “Description of the Liquidity Facility Documents” and “Description of the Offered Notes and the Indenture”, insofar as they purport to summarize certain terms of the Offered Notes and the applicable Transaction Documents, constitute a fair summary of the provisions purported to be summarized;
(xiii)The statements contained in the Preliminary Offering Circular and the Offering Circular under the captions “Certain Considerations for ERISA and Other Benefit Plans” and “Certain United States Federal Income Tax

Considerations”, to the extent that they constitute matters of federal law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Offered Notes, are correct in all material respects with respect to those consequences or matters that are discussed therein; and
(xiv)In a properly presented and decided case, in the event TILC, TRLWT or TRIHC became a debtor in a voluntary or involuntary bankruptcy case under the Bankruptcy Code, the bankruptcy court would not substantially consolidate the assets and liabilities of the Issuer with those of TILC, TRLWT or TRIHC, as applicable.
(d)The Initial Purchasers shall have received from Mayer Brown LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the Final Offering Document and the General Disclosure Package, the exemption from registration for the offer and sale of the Offered Notes to the Initial Purchasers and the resales by the Initial Purchasers as contemplated hereby and other related matters as the Initial Purchasers may require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(e)The Initial Purchasers shall have received the opinion or opinions of Chapman and Cutler LLP, special counsel to the Trustee, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers.
(f)The Initial Purchasers shall have received the opinion of Alvord and Alvord PLLC, special STB counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers.
(g)The Initial Purchasers shall have received the opinion of Fasken LLP, special Canadian counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers.
(h)The Initial Purchasers shall have received a copy of each opinion provided to the Hired NRSROs in connection with its rating of the Offered Notes, each of which shall state therein that the Initial Purchasers may rely thereon, in form and substance reasonably satisfactory to the Initial Purchasers.
(i)The Initial Purchasers shall have received a certificate, dated the Closing Date, of the President or any Vice President or a principal financial or accounting officer of each of the Issuer and TILC (it being understood that a certificate of TILC on its own behalf and in its capacity as sole equity member and manager of the Issuer shall be sufficient for purposes of the compliance by the Issuer and TILC with this requirement) in which such officer, to the best of such officer’s knowledge, after reasonable investigation, shall state that (i) the representations and warranties of the Issuer and TILC, as the case may be, in this Agreement are true and correct, that each of the Issuer and TILC has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements of each of the Issuer and TILC, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of each of the Issuer and TILC and its subsidiaries taken as a whole except as described in such certificate, (ii) nothing has come to such officer’s attention that would lead such officer to conclude that the General Disclosure Package included any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, under the circumstances in which they were made, not misleading and (iii) since the date of the Offering Circular there shall not have been any change in the capital stock of TILC or the membership interests of the Issuer, or the long term debt of the Issuer or TILC except as described in such certificate.
(j)On or before the Closing Date, this Agreement, the Offering Document and each Transaction Document shall be satisfactory in form and substance to the Initial Purchasers, shall have been duly executed and delivered by the parties thereto (except that the execution and delivery of the documents referred to above (other than this Agreement) by a party hereto or thereto shall not be a condition precedent to such party’s obligations hereunder), shall each be in full force and effect and executed counterparts of each shall have been delivered to the Initial Purchasers or its counsel on or before the Closing Date.
(k)Each of TILC and the Issuer shall have delivered to the Initial Purchasers a certificate (it being understood that a certificate of TILC in its capacity as sole equity member and manager of the Issuer shall be sufficient for purposes of the Issuer’s compliance with this requirement), dated the Closing Date, of its secretary or other duly elected, qualified and acting officer certifying its certificate of incorporation, limited liability company agreement, bylaws or other organizational documents; board or similar resolutions authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, as applicable; and the incumbency of all officers that signed any of the Transaction Documents.
(l)The Initial Purchasers shall have received a certificate from a nationally recognized insurance broker with respect to the public liability insurance required by Section 5.04(f) of the Indenture.
(m)Any Transaction Documents which are required to be executed on or prior to the Closing Date that have not been executed by the date of this Agreement will be subject to a condition precedent that requires such agreements to be in form and substance satisfactory to the Initial Purchasers.
(n)(i) The Hired NRSROs shall have delivered to the Issuer, TILC and the Initial Purchasers a final rating letter setting forth a rating with respect to the Class A Notes of at least “A (sf)” and the Class B Notes of at least “BBB (sf)” and (ii) subsequent to the execution and delivery of this Agreement the Hired NRSROs shall not have announced in writing (which shall include, without limitation, any press release by such organization) that it has under surveillance or review its rating of any of the Offered Notes (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).
(o)On or prior to the Closing Date, DTC shall have approved as to form the “Regulation S Temporary Global Note” and the “144A Book‑Entry Note” as those terms are defined in the Indenture.

(p)On or before the Closing Date the Issuer shall have caused the Indenture (or memorandum thereof) delivered at the Closing Date, to be duly filed, recorded and deposited with the Surface Transportation Board of the United States of America in conformity with 49 U.S.C. §11301 and with the Registrar General of Canada pursuant to Section 90 of the Railway Act of Canada, and the Issuer shall furnish the Initial Purchasers with proof thereof.
Documents described as being “in the agreed form” are documents which are in the form reasonably satisfactory to the Initial Purchasers and Mayer Brown LLP.
The Issuer and TILC will furnish the Initial Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchasers reasonably request.
8.    Indemnification and Contribution. (a) The Issuer and TILC will jointly and severally indemnify and hold harmless (i) each Initial Purchaser and (ii) its respective officers, partners, members, directors, employees and affiliates and each person, if any, who controls such Initial Purchaser, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Initial Purchaser Representatives”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Initial Purchaser or the Initial Purchaser Representatives may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) relate to, arise out of or are based upon (1) any breach of any of the representations, warranties and covenants of the Issuer or TILC contained herein, (2) any untrue statement or alleged untrue statement of any material fact contained in any document comprising a part of the Offering Document, any Limited Use Issuer Free Writing Communication or any amendment or supplement thereto, or any Additional Issuer Information or (3) any omission or alleged omission to state, in any document comprising a part of the Offering Documents, any Limited Use Issuer Free Writing Communication, or any amendment of or supplement thereto, or any Additional Issuer Information, a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including, without limitation, any losses, claims, damages, liabilities or expenses arising out of or based upon the Issuer’s or TILC’s failure to perform its obligations under Section 5 of this Agreement, and will reimburse each Initial Purchaser and the Initial Purchaser Representatives for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred; provided, however, that none of the Issuer or TILC will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer or TILC by such Initial Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
(b)Each Initial Purchaser severally and not jointly will indemnify and hold harmless (i) the Issuer and TILC and (ii) their respective directors and officers and each person, if any, who controls the Issuer or TILC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Seller Representatives”), against any losses, claims, damages, liabilities or expenses to which the Issuer, TILC or the Seller Representatives may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any document comprising a part of the Offering Document, any Limited Use Issuer Free Writing Communication or any amendment or supplement thereto, or any related preliminary offering circular, or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer or TILC by the Initial Purchasers specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Issuer, TILC or the Seller Representatives in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Initial Purchasers consists of the information in the Offering Document as highlighted in the excerpt from the Offering Document set forth on Schedule E hereto; provided, however, that the Initial Purchasers shall not be liable for any losses, claims, damages, liabilities or expenses arising out of or based upon the Issuer’s or TILC’s failure to perform its obligations under Section 5(a) of this Agreement.
(c)Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that differing interests may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties, and the indemnifying party will reimburse any legal expenses incurred by the indemnified party having separate counsel, as incurred. And after any such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party or parties, in which case the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. It is understood that all such fees and expenses of counsel for the indemnified party for which the indemnifying party is liable shall be reimbursed as they are incurred. Notwithstanding the foregoing, the indemnifying party shall have no right to retain counsel or otherwise participate in or assume the defense or settlement of any such action brought by a governmental agency, regulatory authority or self-regulatory organization having or claiming to have jurisdiction over the business or financial affairs of the relevant indemnified party or any of its affiliates. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which such indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of such indemnified party.
(d)If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and TILC on the one hand and the Initial Purchasers on the other from the offering of the Offered Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and TILC on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative benefits received by the Issuer and TILC on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer bear to the total discounts, commissions and fees received by the Initial Purchasers from the Issuer under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, TILC or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the total discounts, commissions and fees received by such Initial Purchaser from the Issuer. The obligations of the Initial Purchasers in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.
(e)The obligations of the Issuer and TILC under this Section shall be in addition to any liability which the Issuer or TILC may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of each Initial Purchaser under this Section shall be in addition to any liability which it may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Issuer or TILC within the meaning of the Securities Act or the Exchange Act.
9.    Default of Initial Purchasers, Special Resolution Regime.
(a)If any one or more Initial Purchasers shall fail to purchase and pay for the Offered Notes agreed to be purchased by such Initial Purchasers (the “Defaulting Initial Purchasers”) hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the non‑Defaulting Initial Purchasers (the “Non‑Defaulting Initial Purchasers”) may make arrangements satisfactory to the Issuer for the purchase of the Offered Notes by other persons, including any of the Non‑Defaulting Initial Purchasers, but if no such arrangements are made by the Closing Date, the Non‑Defaulting Initial Purchasers shall be obligated severally and not jointly to take up and pay for (in the respective proportions that the amount of Offered Notes set forth opposite their names in Schedule A bears to the aggregate amount of Offered Notes set forth opposite the names of all the Non‑Defaulting Initial Purchasers) the Offered Notes which the Defaulting Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Offered Notes which the Defaulting Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate amount of the Offered Notes set forth in Schedule A, the Non‑Defaulting Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Offered Notes. If the Non‑Defaulting Initial Purchasers do not purchase all the Offered Notes, this Agreement will terminate without liability on the part of any Non‑Defaulting Initial Purchaser, the Issuer or TILC, except as provided in Section 10. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section. Nothing herein will relieve any Defaulting Initial Purchaser from liability for its default.
(b)In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 9(b):
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
10.    Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Issuer, TILC or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers, the Issuer or TILC, or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Notes. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Notes by the Initial Purchasers is not consummated, the Issuer and TILC shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Issuer, TILC and the Initial Purchasers pursuant to Section 8 shall remain in effect. Further, if the purchase of the Offered Notes by the Initial Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9, the Issuer or TILC will reimburse each Initial Purchaser for all out‑of‑pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Offered Notes.
11.    Notices. All communications hereunder will be in writing and, if sent to the Initial Purchasers will be mailed, delivered or telegraphed and confirmed to each of the Initial Purchasers at its respective address below:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010 Attn: SP Finance Group	BofA Securities, Inc. One Bryant Park, 11th Floor New York, NY 10036

Credit Agricole Securities (USA) Inc. 1301 Avenue of the Americas New York, NY 10019	Wells Fargo Securities LLC 550 S. Tryon Street Charlotte, NC 28202
If sent to the Issuer or TILC, as the case may be, from the date hereof to December 15, 2020, will be mailed, delivered or emailed and confirmed to such party at the following address:
c/o Trinity Industries Leasing Company
14221 N. Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: TILC Capital Markets Group
Re: Trinity Rail Leasing 2020 LLC
Email: TILC.CapitalMarkets.notices@trin.net
If sent to the Issuer or TILC, as the case may be, from and after December 15, 2020, will be mailed, delivered or emailed and confirmed to such party at the following address:
c/o Trinity Industries Leasing Company
2525 N. Stemmons Freeway
Dallas, TX 75207
Attention: TILC Capital Markets Group
Re: Trinity Rail Leasing 2020 LLC
Email: TILC.CapitalMarkets.notices@trin.net

12.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Notes shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Issuer as if such holders were parties thereto.
13.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
14.    Absence of Fiduciary Relationship. Each of the Issuer and TILC acknowledges and agrees that:
(a)Each Initial Purchaser has been retained solely to act as an initial purchaser in connection with the initial purchase, offering and resale of the Offered Notes, and no Initial Purchaser shall be liable to the Issuer or TILC for any losses, claims, damages or other liabilities with respect to the Subordinated Notes, and that no fiduciary, advisory or agency relationship between any of the Issuer or TILC or their respective affiliates, stockholders, creditors or employees, on the one hand, and such Initial Purchaser, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement or the Offering Document, irrespective of whether such Initial Purchaser has advised or is advising the Issuer or TILC on other matters;
(b)the purchase and sale of the Offered Notes pursuant to this Agreement, including the determination of the offering price of the Offered Notes and any related discount and commissions, is an arm’s‑length commercial transaction among the Initial Purchasers, the Issuer and TILC, and the Issuer and TILC are capable of evaluating and understanding, and do understand and hereby accept, the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)the Issuer and TILC have been advised that the Initial Purchasers and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuer and TILC and the Initial Purchasers have no obligation to disclose such interests and transactions to any of the Issuer or TILC by virtue of any fiduciary, advisory or agency relationship; and
(d)each of the Issuer or TILC waives, to the fullest extent permitted by law, any claims it may have against any Initial Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that no Initial Purchaser shall have any liability (whether direct or indirect) to any of the Issuer or TILC in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of any of the Issuer or TILC, including stockholders, employees or creditors of the Issuer or TILC.
15.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York without regard to principles of conflicts of laws (other than Section 5‑1401 of the New York General Obligations Law).
Each of the Issuer and TILC hereby submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan in The City of New York and appellate courts from any thereof in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, THE OFFERED NOTES OR ANY OF THE OTHER OPERATIVE AGREEMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.
16.    No Petition in Bankruptcy. Each Initial Purchaser agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Offered Notes, such Initial Purchaser will not institute against, or join any other Person in instituting against, the Issuer an action in bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceeding under the laws of the United States or any state of the United States.
17.    Integration. As to the matters set forth in this Agreement, so long as this Agreement is in full force and effect, the provisions herein shall supersede any and all prior agreements as to such subject matter, except any Engagement Letter and any other fee arrangement entered into between any Initial Purchaser, the Issuer and TILC.
18.    Amendments. This Agreement may not be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing and signed by each of the parties hereto.
19.    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
20.    USA Patriot Act. Each of the Issuer and TILC acknowledges that the Initial Purchasers are required by U.S. Federal law, in an effort to help fight the funding of terrorism and money laundering activities, to obtain, verify and record information that identifies each person or corporation who opens an account or enters into a business relationship with a financial institution.
21.    Titles. CS is hereby designated as Sole Structuring Agent, CS and Credit Agricole Securities (USA) Inc. are hereby designated as Joint Bookrunners, and BofA Securities, Inc. and Wells Fargo Securities LLC are hereby designated as Co‑Managers.

[Signature pages follow]

If the foregoing is in accordance with the Initial Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Issuer, TILC and the Initial Purchaser in accordance with its terms.

Very truly yours,
TRINITY RAIL LEASING 2020 LLC,

By: TRINITY INDUSTRIES LEASING COMPANY, as sole equity member and manager

By: /s/ Sara E. McCoy
Name: Sara E. McCoy
Title: Senior Vice President and Managing Director

TRINITY INDUSTRIES LEASING COMPANY By: /s/ Sara E. McCoy Name: Sara E. McCoy Title: Senior Vice President and Managing Director

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC By: /s/ Shailesh Deshpandeh Name: Shailesh Deshpandeh Title: MD

CREDIT AGRICOLE SECURITIES (USA) INC. By: /s/ Michael Regan Name: Michael Regan Title: Managing Director

BOFA SECURITIES, INC. By: /s/ Christopher Jones Name: Christopher Jones Title: Director

WELLS FARGO SECURITIES LLC By: /s/ John Fulvimar Name: John Fulvimar Title: Director

List of Schedules and Exhibits
Schedule A – Initial Purchasers and amounts
Schedule B - General Use Issuer Free Writing Communication
Schedule C – Limited Use Issuer Free Writing Communication
Schedule D – Additional Offering Circular Information
Schedule E - Information Furnished by the Initial Purchasers